UNITED STATES
               SECURITIES AND EXCHANGE COMMISSION
                     WASHINGTON, D.C. 20549


                 -------------------------------

                            FORM 8-K

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Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934


      September 30, 1994                               0-16690
(Date of earliest event reported)              (Commission File Number)




                    ML MEDIA OPPORTUNITY PARTNERS, L.P.
          (Exact name of registrant as specified in its charter)




                 New York                            13-3429969
   (State or other jurisdiction              (I.R.S. Employer
  of incorporation or organization)          Identification Number)




    World Financial Center, South Tower, New York, New York 10080-6108
            (Address of Principal Executive Offices) (Zip Code)



                                 (212) 236-6577
           (Registrant's telephone number, including area code)




                                    Not Applicable
      (Former name or former address, if changed since last report.)

Item 2 - Acquisition or Disposition of Assets


     On September 30, 1994, the Amended Prepackaged Plan of Reorganization of Maryland Cable Corp. ("Maryland Cable") and Maryland Cable Holdings Corp. ("Holdings") (the "Prepackaged
Plan") was consummated.   Pursuant to the Prepackaged Plan,
Maryland Cable and Holdings were liquidated into Maryland Cable Partners, L.P., a newly formed limited partnership ("Newco"). As a result of the liquidation, Newco acquired all of the assets of Maryland Cable, subject to all of the liabilities of Maryland Cable that were not discharged pursuant to the Prepackaged Plan.
     Under the Prepackaged Plan, the Registrant received a 4.9% interest in Newco in satisfaction of (i) the $3,600,000 in subordinated promissory notes held by Registrant, plus accrued interest thereon, (ii) the $5,379,833 in deferred management fees payable to Registrant, and (iii) certain other amounts payable to Registrant. Registrant immediately exercised its right to sell its 4.9% interest in Newco to Water Street Corporate Recovery Fund I, L.P. (the holder of 85% of the outstanding principal amount of the 15-3/8% Subordinated Discount Notes due 1998 of Maryland Cable) and certain other holders of the Notes for an aggregate price of $2,846,423. Upon the consummation of the Prepackaged Plan, ML Cable Partners, which is 99% owned by Registrant, received payment in full of the unpaid portion of the $6,830,000 participation in the senior bank debt of Maryland Cable held by ML Cable Partners, together with accrued interest thereon. In addition, MultiVision Cable TV Corp. received a payment of $500,000 in partial settlement of severance and other costs relating to the termination of MultiVision as manager of the Maryland Cable cable systems.
     Registrant is also entitled to receive a management fee of approximately $450,000 for managing the Maryland Cable cable systems from January 1, 1994 through September 30, 1994, which fee is payable on or before November 30, 1994.

                           SIGNATURES
          Pursuant to the requirements of the Securities Exchange
Act of 1934, Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                              ML MEDIA OPPORTUNITY PARTNERS, L.P.

                              By:  RP Opportunity Management,
                                   L.P.,  General Partner

                              By:  IMP Opportunity Management,
                                   Inc.


Dated:  October 17, 1994    By:      s/ Elizabeth McNey Yates
                                        Elizabeth McNey Yates
                                        Vice President